CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MANHATTAN SCIENTIFICS, INC.

Pursuant to Section 242 of the
Delaware General Corporation Law

The undersigned, MANHATTAN SCIENTIFICS, INC., a corporation organized under the laws of the State of Delaware (the "Corporation"), in order to amend the Certificate of Incorporation of the Corporation, hereby certifies as follows:

1. The Corporation was originally incorporated in the State of Delaware under the name Grand Enterprises, Inc. and the Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on August 1, 1995. The Corporation's name was changed to Manhattan Scientifics, Inc. by filing a Certificate of Amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware on January 8, 1998.

2. The corporation hereby amends the Certificate of Incorporation as follows:

Subparagraph (a) of the Fourth Article of the Certificate of Incorporation, relating to the authorized shares of common stock of the Corporation, is hereby amended to read as follows:

"(a) Common. 250,000,000 shares of Common Stock having a par value of $.001 per share;".

3. The amendment effected by this Certificate of Amendment was authorized by written consent, setting forth the action to be taken, signed by a majority of the holders of all of the issued and outstanding shares entitled to vote thereon, pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed in its corporate name on this 15th day of December, 2001 and the statements contained therein are affirmed as true under penalties of perjury.

MANHATTAN SCIENTIFICS, INC.

By: ______________________

Marvin Maslow
Chief Executive Officer